Exhibit (11)





                         PATRIOT TRANSPORTATION HOLDING, INC.
                      COMPUTATION OF EARNINGS PER COMMON SHARE
                                   (UNAUDITED)

                                         	THREE MONTHS	SIX MONTHS
                                         ENDED MARCH 31,      ENDED MARCH 31,
                                   	    2002	    2001       2002       2001

Net income					1,424,000    750,000   2,769,000 2,879,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share         3,138,617  3,144,133  3,139,044  3,174,663

Shares issuable under stock
 options which are poten-
 tially dilutive                     29,536      2,717     21,107        325
Shares used for diluted earnings
 per share                        3,168,153  3,146,850  3,160,151  3,174,988


Basic earnings per
 common share                         $.45        .24         .88        .91

Diluted earnings
 per common share                     $.45        .24         .88        .91


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